Exhibit 99.1

The Glimpse Group Reports Q1 Fiscal Year 2025 Financial Results

NEW YORK, NY, November 14, 2024 — The Glimpse Group, Inc. (“Glimpse”) (NASDAQ: VRAR), a diversified Immersive Technology platform company providing enterprise-focused Virtual Reality (“VR”), Augmented Reality (“AR”) and Spatial Computing software and services, provided financial results for its first quarter fiscal year 2025 year, ended September 30, 2024 (“Q1 FY ’25”).

Business Commentary by President & CEO Lyron Bentovim

Financial Summary:

●	Q1 FY ’25 revenue of approximately $2.44 million, reflecting: a) 44% increase compared to Q4 FY ’24 (ending June 30, 2024) revenue of approximately $1.7 million. The Q-Q increase was primarily driven by an increase in Spatial Core revenues, and b) a 21% decrease compared to Q1 FY ’24 (ending September 30, 2023) revenue of approximately $3.1 million. The Y-Y decrease was primarily driven by our strategic alignment over the last 9 months which led to a turnover in our legacy customer base and consolidation and divestiture of some of our businesses.

●	We expect revenue in the next three upcoming quarters to exceed $3 million on average per quarter, and aggregate revenue for FY ’25 (ending June 30, 2025) to be in the $11-12 million range compared to $8.8 million for FY ’24 (ended June 30, 2024), a 25-35% increase in annual revenue. This expected growth will be primarily driven by an increase in Spatial Core revenues, as well as potential growth in our other businesses.

●	Gross Margin for Q1 FY ‘25 was approximately 79% compared to 62% for Q1 FY ‘24. The increase was driven by an increase in Spatial Core revenues and higher software license revenues this quarter. On average, we expect our going forward Gross Margin to be in the 60-70% range.

●	Adjusted EBITDA loss for Q1 FY ’25 was approximately $0.46 million, compared to an adjusted EBITDA loss of approximately $1.29 million for Q1 FY ’24.

●	Our current cash operating expense base (pre revenue) is now less than $1.0 million/month. Given our projected revenues going forward, we expect to generate positive cash flow in each of the three remaining quarters.

●	The Company’s cash and equivalent position as of September 30, 2024 was approximately $1.4 million, with an additional $0.9 million in accounts receivable.

●	We do not intend to raise capital in the foreseeable future, especially since we expect our operations to generate positive cash and grow our cash balance.

●	We continue to maintain a clean capital structure with no debt, no convertible debt and no preferred equity.

●	For the full detail of our financial results, please refer to our 8K and 10Q filed on 11/14/24.

Recent Business Updates:

●	During the quarter, we continued to progress toward securing several multi-million dollar enterprise-scale Spatial Computing, Cloud and AI driven Immersive software solutions (“Spatial Core”) contracts with multiple Government, DoD and large enterprise customers. The short-term aggregate value for these contracts is in the $5-10 million range. We expect to get confirmation on one of these contracts in December ‘24 and to receive confirmation on the others in early 2025, due to government budgetary delays.

●	Entered into a mid-six figure contract with a global water and hygiene infrastructure company for an augmented reality (AR) solution.

●	Entered into a mid-six figure contract with a global energy company for Immersive content.

●	Entered into a multi year, mid-six figure contract with a state district for Immersive education.

●	QReal saw a significant increase in revenue, driven by demand from its largest customer for AR lenses and 3D models.

Strategic Review & QReal Divestiture

●	In light of Spatial Core’s AI and Cloud driven revenues with large DoD entities, our strong pipeline of revenues and our expectation to generate positive cash flows going forward, we believe that there is a sharp disconnect between our intrinsic value and our current public company valuation.

●	This disconnect has had a significant negative impact on our ability to execute on our growth strategy. As such, the Board of Directors of the Company is exploring various aggressive strategic options to unlock the value inherent in our business and/or assets and may pursue such options during this fiscal year.

●	As part this strategic review process and our previously announced strategic realignment around Spatial Core and divestiture of non-core assets, effective on October 1, 2024, Glimpse divested the businesses of its wholly owned subsidiary companies QReal, LLC (“QReal”) and its related Turkey-based operating entity (“Glimpse Turkey”).

Key elements of the divestiture:

○ Creates approximately $4.0 million of expected net cash value to Glimpse over the next two years, inclusive of $1.2 to $1.5 million in annual cash expense savings (excluding the upside potential from our equity position in the divested entity and/or from the repayment of our senior note).

○ Simplifies and streamlines Glimpse’s operations (approximately 60 less employees) and eliminates Turkey country risk.

○ No material changes to our expected revenues for fiscal years 2025 and 2026, as Glimpse retains the revenues from QReal’s largest customer in full until such time that Glimpse has collected and retained $1.35 million net cash in the aggregate, after taking into account all related operating expenses and fees (the “Milestone”). After satisfaction of the Milestone, Glimpse will receive a monthly cash revenue share for an additional period of 18 months in relation to any revenues generated from this same customer.

○ Glimpse was issued a $1.56 million Senior Secured Convertible Note in a new and independent entity (“Newco”) that will operate QReal’s virtual try-on business. Note principal payback is tied directly to revenue collected by Newco (separate from the Milestone).

○ Newco raised outside capital and Glimpse was issued a minority equity stake in Newco.

○ We believe that QReal’s virtual try-on business has greater growth and success potential as an independent entity outside of Glimpse, potentially creating significant equity value for Glimpse’s shareholders in excess of QReal’s current equity value within Glimpse.

Q1 Fiscal Year 2025 Conference Call and Webcast

Date: Thursday, November 14, 2024

Time: 4:30 p.m. Eastern time

USA Dial In: 877-545-0320

International: 973-528-0002

Participant Access Code: 981585

Webcast: https://www.webcaster4.com/Webcast/Page/2934/51637

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the webcast will be available through Friday, November 14, 2025. A replay of the teleconference will be available through November 28, 2024. To listen, please call USA: 877-481-4010 or International: 919-882-2331; Replay Passcode: 51637. A webcast will also be available on the IR section of The Glimpse Group website (ir.theglimpsegroup.com) or by clicking the webcast link above.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR) is a diversified Immersive technology platform company, providing enterprise-focused Virtual Reality, Augmented Reality and Spatial Computing software & services. Glimpse’s unique business model builds scale and a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into this emerging industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release may contain certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements, if provided, are based on information available to the Company as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements, if provided, include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “view,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts, if provided, are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, any forecasts, if provided, are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com

THE GLIMPSE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	As of September 30, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$1,413,794	$1,848,295
Accounts receivable	871,493	723,032
Deferred costs/contract assets	320,372	170,781
Prepaid expenses and other current assets	817,088	778,181
Total current assets	3,422,747	3,520,289

Equipment, net	146,728	167,325
Right-of-use assets, net	357,419	452,808
Intangible assets, net	362,326	487,867
Goodwill	10,857,600	10,857,600
Other assets	18,468	72,714
Total assets	$15,165,288	$15,558,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$221,366	$181,668
Accrued liabilities	320,669	340,979
Deferred revenue/contract liabilities	447,858	72,788
Lease liabilities, current portion	232,933	364,688
Contingent consideration for acquisitions, current portion	2,914,490	1,467,475
Total current liabilities	4,137,316	2,427,598

Long term liabilities
Contingent consideration for acquisitions, net of current portion	-	1,413,696
Lease liabilities, net of current portion	136,952	178,824
Total liabilities	4,274,268	4,020,118
Commitments and contingencies
Stockholders’ Equity
Preferred Stock, par value $0.001 per share, 20 million shares authorized; 0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 18,166,217 and 18,158,217 issued and outstanding, respectively	18,166	18,158
Additional paid-in capital	74,926,319	74,559,600
Accumulated deficit	(64,053,465)	(63,039,273)
Total stockholders’ equity	10,891,020	11,538,485
Total liabilities and stockholders’ equity	$15,165,288	$15,558,603

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	September 30,
	2024	2023
Revenue
Software services	$2,229,257	$3,012,071
Software license/software as a service	209,112	92,809
Total Revenue	2,438,369	3,104,880
Cost of goods sold	515,303	1,181,509
Gross Profit	1,923,066	1,923,371

Operating expenses:
Research and development expenses	1,120,522	1,680,787
General and administrative expenses	939,712	1,096,042
Sales and marketing expenses	738,875	813,742
Amortization of acquisition intangible assets	125,541	368,120
Goodwill impairment	-	379,038
Intangible asset impairment	-	513,891
Change in fair value of acquisition contingent consideration	33,319	(2,757,530
Total operating expenses	2,957,969	2,094,090
Loss from operations before other income	(1,034,903)	(170,719

Other income
Interest income	20,711	51,276
Net Loss	$(1,014,192)	$(119,443

Basic and diluted net loss per share	$(0.06)	$(0.01

Weighted-average shares used to compute basic and diluted net loss per share	18,164,217	14,730,386

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(1,014,192)	$(119,443)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	155,594	398,923
Common stock and stock option based compensation for employees and board of directors	366,727	666,620
Accrued non cash performance bonus fair value adjustment	-	(388,734)
Acquisition contingent consideration fair value adjustment	33,319	(2,757,530)
Impairment of intangible assets	-	892,929
Issuance of common stock to vendors	-	26,936
Amortization of right-of-use assets	95,389	95,727

Changes in operating assets and liabilities:
Accounts receivable	(148,461)	251,407
Deferred costs/contract assets	(149,591)	1,834
Prepaid expenses and other current assets	(38,907)	(56,204)
Other assets	54,246	(1,505)
Accounts payable	39,698	(29,881)
Accrued liabilities	(20,310)	(230,124)
Deferred revenue/contract liabilities	375,070	(257,879)
Lease liabilities	(173,627)	(176,293)
Net cash used in operating activities	(425,045)	(1,683,217)
Cash flow from investing activities:
Purchases of equipment	(9,456)	(7,030)
Net cash used in investing activities	(9,456)	(7,030)
Cash flows provided by financing activities:
Cash provided by financing activities	-	-

Net change in cash and cash equivalents	(434,501)	(1,690,247)
Cash and cash equivalents, beginning of year	1,848,295	5,619,083
Cash and cash equivalents, end of period	$1,413,794	$3,928,836

Non-cash Investing and Financing activities:

Issuance of common stock for satisfaction of contingent liability	$-	$127,145
Issuance of common stock for non cash performance bonus	$-	$127,145
Lease liabilities arising from right-of-use assets	$-	$113,182
Common stock subscription receivable	$-	$2,984,001

The following table presents a reconciliation of net loss to Adjusted EBITDA for the three months ended September 30, 2024 and 2023 (in $ million):

	For the Three Months Ended
	September 30,
	2024	2023
	(in millions)
Net loss	$(1.02)	$(0.12)
Depreciation and amortization	0.16	0.40
EBITDA income (loss)	(0.86)	0.28
Stock based compensation and vendor expenses	0.37	0.69
Change in fair value of acquisition contingent consideration	0.03	(2.76)
Change in fair value of accrued performance bonus	-	(0.39)
Intangible asset impairment	-	0.89
Adjusted EBITDA loss	$(0.46)	$(1.29)